Exhibit 99.1

iStar Launches Offerings of Senior Unsecured Notes and Senior Convertible Notes

NEW YORK, Sept. 14, 2017 /PRNewswire/ — iStar (NYSE: STAR) announced today that it has launched an offering of $800 million aggregate principal amount of senior unsecured notes due 2020 and 2022, and a separate private offering of $250 million aggregate principal amount of senior convertible notes due 2022.  The initial purchasers of the senior convertible notes will have the option to purchase up to an additional $37.5 million aggregate principal amount of the senior convertible notes.  The offerings of the senior unsecured notes and the senior convertible notes are subject to market and other conditions. The offerings are not contingent on each other.

The Company intends to use the net proceeds of the offerings and cash on hand to redeem and repay in full its 4.00% Senior Notes due November 2017 ($550 millionaggregate principal amount), its 7.125% Senior Notes due February 2018 ($300 million aggregate principal amount), its 4.875% Senior Notes due July 2018 ($300 millionaggregate principal amount), its 7.88% Series E Preferred Stock ($140 million aggregate liquidation preference) and its 7.8% Series F Preferred Stock ($100 million aggregate liquidation preference), and to pay related fees and expenses.  The Company also indicated that it is authorized to use up to $50 million of cash on hand to repurchase shares of its common stock in privately negotiated transactions with purchasers of the senior convertible notes.

The senior unsecured notes will be issued pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission. The senior convertible notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.  The senior convertible notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes offered in the offerings, nor shall there be any sale of the notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Copies of the prospectus supplement and the accompanying prospectus for the senior unsecured notes offering will be available on the SEC’s website at www.sec.gov.  In addition, copies of the prospectus supplement and the accompanying prospectus may also be obtained by contacting the Company using the information below.

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SOURCE iStar

Jason Fooks, Vice President of Investor Relations & Marketing, 212.930.9400, investors@istar.com